Exhibit 10.44

2007

PERFORMANCE

BONUS PLAN

2007 Performance Bonus Plan

1. OBJECTIVE

The objective of the Performance Bonus Plan is to reward eligible employees for their contribution to the company’s achievement of our annual profit goals.

2. PARTICIPATION

Full and part-time salaried employees regularly working 20 hours/week or more, who are not covered by a Plant Incentive Plan or any other like plan, are eligible to participate in the Performance Bonus Plan, provided they are employed in an eligible position on or before September 30th and remain employed through the last day of the year.

3. TARGET BONUS

Each eligible employee is assigned a target bonus which is a percentage of their annualized salary. Bonus opportunity is a reflection of each position’s relative responsibility within the company and its overall impact on PW Eagle’s profit performance. The target bonus is not a guarantee but is an indication of the employee’s bonus opportunity. The target bonus percentage varies according to salary grade.

Level	Salary Grade	Bonus Target as a % of Annualized Salary
3	36 and up	25%
2	29-35	20%
1	18-28	15%

The monthly salary effective on December 31st, 2007 will be annualized and used to calculate any bonus for the year. Bonus payments will be prorated based on the employee’s period of eligibility in the plan year.

Target bonuses for employees who are regular part-time, working 20-31 hours/week will be reduced based on percentage of time worked. Target bonuses for employees on any authorized paid (excluding PTO) or unpaid leave of absence, which in combination exceeds 30 calendar days in the plan year will be pro-rated.

4. BONUS FUNDING

The Performance Bonus Plan calculation is based on PW Eagle’s “earnings before interest, taxes, depreciation and amortization” or EBITDA net of any bonus payments. Bonus funding is established annually. Bonuses will vary above and below target depending on actual EBITDA.

Payout begins at 75% of the target amount based on achieving 90% of the annual EBITDA goal. Maximum payout is 150% of target bonus based on achieving 150% of the annual EBITDA goal.

The EBITDA target for 2007 will be $50mm net of bonuses.

5. INDIVIDUAL PERFORMANCE

Individual performance is to be evaluated by the supervisor and approved annually by the President, PW Eagle. The evaluation is expressed as a rating using the following scale. No bonus will be paid if an employee’s performance has been below expectations and/or requirements as reflected in a year-end performance rating of 2.0 or below.

1	2	3	4	5
Results/actions are well below expectations or requirements. Serious correction is a must.	Results/action are meeting expectations or requirements in many ways. Some improvement is needed.	Performance consistently meets requirements in all ways and may exceed them in some ways. Accomplished performance.	Performance consistently exceeds expectations and/or requirements in many ways. Outstanding performance.	Performance far exceeds expectations and/or requirements in all ways at all times. Rare stellar performance.

Employees whose performance rating is 3.0 will receive the calculated target bonus. An employee whose performance for the year has been outstanding and has received an approved performance rating of 4.0 or higher will have his/her calculated annual bonus increased by 25%. An employee whose approved performance rating for the year is below 3.0 will have his/her calculated annual bonus reduced by 25%.

6. MANAGEMENT AND SALES POSITIONS

At the discretion of the President, PWEagle certain managerial and sales positions will have their annual bonus opportunity weighted equally between the company’s EBITDA performance, as described in section 4, and the employee’s achievement of specific goals and objectives. The department head will establish these goals and objectives. Performance will be measured against the employee’s goals and objectives to determine the employee’s bonus payout. The combination of opportunity provided by the EBITDA goals and specific job related objectives will not exceed 150% of target.

7. PAYMENT PROVISIONS

Bonuses earned under the 2007 Performance Bonus Plan will be paid as soon as possible following closing of the financial year.

In the event that an otherwise eligible plan participant dies or becomes permanently disabled between October 1st and December 31st, a pro-rated bonus will be paid through the last day worked. In the event of death, the pro-rated bonus will be paid to the Participant’s beneficiary.

Beneficiary

The participant’s beneficiary shall be the person (including Trust) designated by the Participant as his or her beneficiary under the PW Eagle Employees’ Savings Plan (“401k”). In the event a Participant fails to designate a beneficiary under the Plan, or his or her beneficiary predeceases him or her; the Participant’s beneficiary shall be his or her estate.

Withholding

PW Eagle will deduct from any payment under the Plan, any taxes and withholdings required by law to be withheld. Performance Bonus payments are eligible for 401k and Top Hat contributions if elected.

Governing Law

This Plan shall be construed and enforced in accordance with the laws of the State of Oregon, other than its conflict of law provisions.

No Transferability

Participants’ rights and interest under the Plan may not be assigned, transferred, anticipated, sold, hypothecated nor encumbered other than by will or by the laws of descent and distribution; nor, to the extent permissible by law, shall the right of any employee or beneficiary be subject in any manner to attachment or legal process for the debt of such employee or beneficiary.

Position Transfers

Employees who transfer from another PW Eagle plan to a position which is eligible for the Performance Bonus Plan, will become eligible to join the Performance Bonus Plan on the first day in the eligible position. A transferring employee will be eligible for a payout under the plan they are leaving up to the day of the transfer.

ERISA

The Plan is not an employee benefit plan within the meaning of Section 3(3) of ERISA. This plan is subject to change, revision or discontinuance for any reason as determined by the President, PW Eagle, even with respect to benefits accrued immediately prior to such change, revision or discontinuance.

Jerry Dukes, President

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